UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

September 7, 2017

Date of report (date of earliest event reported)

LPL Financial Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34963	20-3717839
(State or other jurisdictions of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Nos.)

75 State Street

Boston MA 02109

(Address of principal executive offices) (Zip Code)

(617) 423-3644

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 7.01	Regulation FD Disclosure.

On September 7, 2017, LPL Financial Holdings Inc. issued a press release announcing that its wholly owned subsidiary, LPL Holdings, Inc. (“LPL Holdings”), intends to reprice its existing $500 million senior secured revolving credit facility and approximately $1,700 million term loan B, and raise $400 million in gross proceeds as an add-on to the existing senior notes due 2025. LPL Holdings intends to use the net proceeds from the offering of the notes for general corporate purposes, including to pay down $200 million of its term loan B, to fund a contingent payment (if any such amount becomes payable) in connection with the previously announced acquisition of certain assets and rights from National Planning Holdings, Inc. and its four broker-dealer subsidiaries, and to pay fees and expenses related to the offering of the notes. After giving effect to these transactions, LPL Holdings’ aggregate indebtedness as of June 30, 2017 would have increased by $200 million to approximately $2,400 million. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated September 7, 2017 (“LPL Financial Announces Senior Secured Credit Facilities Repricing and Senior Unsecured Note Offering”)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LPL FINANCIAL HOLDINGS INC.

By:	/s/ Matthew J. Audette
Name:	Matthew J. Audette
Title:	Chief Financial Officer

Dated: September 7, 2017